The Prudential Investment Portfolios, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077


									December 29, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Rule 24f-2 Notice for. The Prudential Investment
Portfolios Inc .File Nos. 033-61997 and 811-7343

	On behalf of the The Prudential Investment Portfolios, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-1595.

Very truly yours,
						/s/    Jack Benintende
						Jack Benintende
						Acting Principal
						Financial Officer